EXHIBIT 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS 2nd QUARTER 2015 RESULTS

New York, USA – July 28, 2015 – Nielsen N.V. (NYSE: NLSN) today announced second quarter 2015 results. Revenues were $1,559 million for the second quarter of 2015, down 2.2% due to the impact of foreign exchange, but up 4.8% on a constant currency basis, compared to the second quarter of 2014.

“Nielsen’s second quarter was marked with notable accomplishments which fueled 4.8% constant currency revenue growth and margin expansion across both our Buy and Watch segments. We had new client wins in every region of the world in our Buy business, which grew 4.8% and had its fourth consecutive quarter of margin expansion, both on a constant currency basis. Our Watch segment grew 4.7% on a constant currency basis due to strength in both Audience Measurement and Marketing Effectiveness as we continue to link measurement and analytics to bring greater value to our clients. We have strong momentum around Total Audience Measurement with Digital Content Ratings progressing well towards its fall launch. And by year end, Digital Ad Ratings will be available in 16 markets, covering 95% of global digital advertising spending. We are also pleased with the ongoing integration of eXelate and are increasingly excited about its abilities to serve as the platform by which we can help clients improve the precision of marketing decisions,” said Mitch Barns, Chief Executive Officer of Nielsen.

Barns continued, “In addition to executing upon our key initiatives, unlocking incremental value for our shareholders also remains a priority.  Our strong free cash flow generation helps us achieve this by enabling consistent investment within our own business alongside a growing dividend and a robust share repurchase program.”

Adjusted EBITDA for the second quarter increased 1.7% to $468 million, or 7.3% on a constant currency basis compared to the second quarter of 2014. As a percentage of revenues, adjusted EBITDA grew 116 basis points, or 72 basis points on a constant currency basis, due to the accretive impact of our investments in coverage and analytics capabilities and the benefit of our ongoing productivity initiatives.

Income from continuing operations for the second quarter increased 52.6% to $116 million, an increase of 103.5% on a constant currency basis, compared to the second quarter of 2014. The year over year increase is largely driven by fees associated with refinancing during the second quarter of 2014, which were not incurred in the second quarter of 2015, and the benefit of ongoing productivity initiatives. Income from continuing operations per share, on a diluted basis, was $0.31 compared to $0.19 in the second quarter of 2014.

Adjusted Net Income for the second quarter increased 2.5% to $246 million, or 10.3% on a constant currency basis, compared to the second quarter of 2014. Adjusted Net Income per share on a diluted basis was $0.66 compared to $0.62 in the second quarter of 2014.

Revenues within the Buy segment decreased 5.3%, or increased 4.8% on a constant currency basis, to $852 million. Excluding the impact of foreign currency, Buy emerging markets revenue grew 9.3% due to the ongoing demand for our services and growth within both our multinational and local client bases. Revenues in the developed markets grew 2.8% on a constant currency basis.

Revenues within the Watch segment increased 1.9%, or 4.7% on a constant currency basis, to $707 million. The growth was driven by continued strength in Audience Measurement and Marketing Effectiveness, which grew 5.1% and 21.7%, respectively, on a constant currency basis.

Financial Position

As of June 30, 2015, cash balances were $331 million and gross debt was $7,473 million. Net debt (gross debt less cash and cash equivalents) was $7,142 million and our net debt leverage ratio was 3.86x at the end of the quarter. Capital expenditures were $97 million for the second quarter of 2015 as compared to $94 million for the second quarter of 2014.

Free cash flow for the second quarter of 2015 increased to $154 million from $116 million in the second quarter of 2014. Cash flow from operations increased to $251 million in 2015 from $210 million in the second quarter of 2014.  The increase in free cash flow and cash flow from operations was due to the stronger operating performance discussed above.

In April 2015 and June 2015, secondary public offerings totaling 29 million shares of our common stock were completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group. All proceeds went to the selling stockholders and the offering did not have a significant impact on our operating results or financial position. At June 30, 2015, the one remaining sponsor held 2.0% of our common stock.

Capital Allocation

The company repurchased $179 million of its stock during the second quarter of 2015 which brings the year to date total to $320 million. The Company has a total of $703 million remaining for repurchase under the existing share repurchase program, which it anticipates utilizing by mid-2016.

As announced on July 23rd, the Board of Directors declared a quarterly cash dividend of $0.28 per common share. The dividend is payable on September 10, 2015 to stockholders of record at the close of business on August 27, 2015.

Other Matters

At the recent Annual Meeting of Shareholders on June 26, 2015, the merger between the Company and Nielsen Holdings plc was approved, which would relocate the place of incorporation from the Netherlands to England and Wales. The merger is expected to be completed during the third quarter of 2015.

Conference Call and Webcast

Nielsen will hold a conference call to discuss its second quarter 2015 results at 8:00 a.m. U.S. Eastern Time (ET) on July 28, 2015. The audio and slides for the call can be accessed live by webcast at http://nielsen.com/investors or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The passcode for the call is “71451782.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘anticipates’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global performance management company that provides a comprehensive understanding of what consumers Watch and Buy. Nielsen’s Watch segment provides media and advertising clients with Total Audience measurement services across all devices where content — video, audio and text — is consumed. The Buy segment offers consumer packaged goods manufacturers and retailers the industry’s only global view of retail performance measurement. By integrating information from its Watch and Buy segments and other data sources, Nielsen provides its clients with both world-class measurement as well as analytics that help improve performance.  Nielsen, an S&P 500 company, has operations in over 100 countries that cover more than 90 percent of the world’s population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen

Results of Operations—(Three and Six Months Ended June 30, 2015 and 2014)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014	2015	2014
Revenues	$1,559	$1,594	$3,017	$3,083
Cost of revenues	648	677	1,270	1,319
Selling, general and administrative expenses	465	482	946	971
Depreciation and amortization	146	145	288	286
Restructuring charges	14	13	28	37
Operating income	286	277	485	470
Interest income	1	1	2	2
Interest expense	(79)	(78)	(152)	(155)
Foreign currency exchange transaction losses, net	(6)	(6)	(32)	(33)
Other expense, net	—	(45)	—	(48)
Income from continuing operations before income taxes and equity in net income of affiliates	202	149	303	236
Provision for income taxes	(86)	(74)	(124)	(107)
Equity in net income of affiliates	—	1	—	2
Net income	116	76	179	131
Net income/(loss) attributable to noncontrolling interests	2	2	2	(1)
Net income attributable to Nielsen stockholders	$114	$74	$177	$132
Net income per share of common stock, basic
Income from continuing operations	$0.31	$0.19	$0.48	$0.35
Net income attributable to Nielsen stockholders	$0.31	$0.19	$0.48	$0.35
Net income per share of common stock, diluted
Income from continuing operations	$0.31	$0.19	$0.47	$0.34
Net income attributable to Nielsen stockholders	$0.31	$0.19	$0.47	$0.34
Weighted-average shares of common stock outstanding, basic	368,364,597	379,755,766	369,759,375	379,386,349
Dilutive shares of common stock	4,216,436	5,601,047	4,204,371	5,624,779
Weighted-average shares of common stock outstanding, diluted	372,581,033	385,356,813	373,963,746	385,011,128

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and six months ended June 30, 2015 and 2014, respectively:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2015	2014	2015	2014
Net income	$116	$76	$179	$131
Interest expense, net	78	77	150	153
Provision for income taxes	86	74	124	107
Depreciation and amortization	146	145	288	286
EBITDA	426	372	741	677
Equity in net income of affiliates	—	(1)	—	(2)
Other non-operating expense, net	6	51	32	81
Restructuring charges	14	13	28	37
Stock-based compensation expense	13	12	27	24
Other items(a)	9	13	20	19
Adjusted EBITDA	468	460	848	836
Interest expense, net	(78)	(77)	(150)	(153)
Depreciation and amortization	(146)	(145)	(288)	(286)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	51	51	101	101
Cash paid for income taxes	(36)	(37)	(65)	(69)
Stock-based compensation expense	(13)	(12)	(27)	(24)
Adjusted net income	$246	$240	$419	$405
Adjusted net income per share of common stock, diluted	$0.66	$0.62	$1.12	$1.05
Weighted-average shares of common stock outstanding, basic	368,364,597	379,755,766	369,759,375	379,386,349
Dilutive shares of common stock from stock compensation plans	4,216,436	5,601,047	4,204,371	5,624,779
Weighted-average shares of common stock outstanding, diluted.	372,581,033	385,356,813	373,963,746	385,011,128
(a)	For the three and six months ended June 30, 2015 and 2014, other items primarily consist of non-recurring costs.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, plus the excess tax benefit on stock-based compensation, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2015	2014	2015	2014
Net cash provided by operating activities	$251	$210	$326	$300
Plus: Excess tax benefit on stock-based compensation	—	—	26	—
Less: Capital expenditures	(97)	(94)	(199)	(171)
Free cash flow	$154	$116	$153	$129

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2015 is as follows:

(IN MILLIONS)
Gross debt as of June 30, 2015	$7,473
Less: cash and cash equivalents as of June 30, 2015	331
Net debt as of June 30, 2015	$7,142
Adjusted EBITDA for the year ended December 31, 2014	$1,837
Less: Adjusted EBITDA for the six months ended June 30, 2014	$836
Add: Adjusted EBITDA for the six months ended June 30, 2015	$848
Adjusted EBITDA for the twelve months ended June 30, 2015	$1,849
Net debt leverage ratio as of June 30, 2015	3.86x